Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-292098) of our report dated April 30, 2026, with respect to the consolidated financial statements of Hotel101 Global Holdings Corp. included in this Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

New York, NY

April 30, 2026